National Vision Holdings, Inc. Reports Fourth Quarter and Fiscal 2017 Financial Results

Duluth, Ga. -- Mar. 8, 2018 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the fourth quarter and fiscal year ended December 30, 2017 and is providing its outlook for fiscal 2018.

Fourth Quarter Summary:

•	Net revenue increased 16.1% to $321.8 million

•	Comparable store sales growth was 11.5%; adjusted comparable store sales growth was 10.4%

•	64th consecutive quarter of positive comparable store sales growth

•	Net income of $28.7 million, including a one-time deferred tax benefit of $43.0 million

•	Adjusted EBITDA increased 19.4% to $25.0 million

Fiscal 2017 Summary:

•	Net revenue increased 15.0% to $1.38 billion

•	Comparable store sales growth was 8.4%; adjusted comparable store sales growth was 7.5%

•	Net income of $45.8 million, including a one-time deferred tax benefit of $43.0 million

•	Adjusted EBITDA increased 15.9% to $159.7 million

Reade Fahs, chief executive officer, stated, “The fourth quarter represented a strong finish to another record year of revenues and profitability for National Vision. The team delivered its 64th consecutive quarter of positive comparable store sales growth, once again driven by increases in customer transactions, with same store sales gains in all of our brands. Our fourth quarter results reinforce our belief that our strong value message continues to resonate with our cost-conscious patients and customers. We successfully opened 17 stores this quarter and continue to see a long runway for store growth. Every day our nearly 11,000 associates, including our 2,000 optometrists practicing in or next to our over 1,000 stores, work hard to make quality eye exams, eyeglasses and contact lenses more affordable in communities throughout the United States. We continue to believe that, as long as we provide great prices and great service to our patients and customers, we should be well-positioned in 2018 and beyond.”
This release uses the measures adjusted comparable store sales growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and EBITDA, which are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Fourth Quarter 2017 Highlights

•	Net revenue increased 16.1% to $321.8 million from $277.1 million for the fourth quarter of 2016.

•	Comparable store sales growth of 11.5% and adjusted comparable store sales growth of 10.4% were driven by increases in customer transactions.

•	The Company opened 17 new stores, closed no stores and ended the quarter with 1,013 stores.

•
The Company believes that fourth quarter results benefited from the recovery in net revenue at 203 stores that were temporarily closed in the third quarter due to Hurricanes Harvey and Irma. The Company estimates that the overall impact to net revenue from hurricanes in the third and fourth quarters was not material.

•
Incremental eye exam revenue as a result of changes in operations at FirstSight Vision Services, Inc. (“FirstSight”), the Company’s wholly-owned subsidiary, required by changes in applicable California law drove a favorable impact of approximately 260 basis points on comparable store sales growth in the legacy segment. In addition, in connection with these changes in California law, effective October 1, 2017, FirstSight ceased the sale of vision care products in Walmart locations in California that are not operated by the Company. As a result, FirstSight revenues and associated costs in the fourth quarter

Note: Unless indicated otherwise, the information in this release has been adjusted to give effect to a 1.96627-for-one reverse stock split of the Company’s common stock effected on October 24, 2017 in connection with the Company’s initial public offering (“IPO”).

of 2017 were both approximately $1.5 million lower than the fourth quarter of 2016, and there was an immaterial impact on net income.

•
Costs applicable to revenue increased 16.9% to $152.4 million from $130.3 million for the fourth quarter of 2016. As a percentage of net revenue, costs applicable to revenue increased 40 basis points to 47.4% from 47.0% for the fourth quarter of 2016. This increase, as a percentage of net revenue, was primarily driven by higher optometrist costs.

•
Selling, general and administrative expenses (“SG&A”) increased 18.1% to $152.2 million from $128.9 million for the fourth quarter of 2016. As a percentage of net revenue, SG&A increased 80 basis points to 47.3% from 46.5% for the fourth quarter of 2016. This increase as a percentage of net revenue was primarily driven by a monitoring agreement termination fee paid to Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Berkshire Partners LLC (“Berkshire”) in connection with the completion of the Company’s IPO in the fourth quarter of 2017, and to a lesser extent, higher write-offs of certain managed care receivables, partially offset by advertising and occupancy expense.

•
Depreciation and amortization expense increased 21.5% to $16.7 million from $13.8 million for the fourth quarter of 2016, primarily driven by new store openings and other ongoing growth capital investment in the Company’s information technology infrastructure, eyeglass laboratories, and distribution centers. The capitalization of the Company’s omni-channel related investment in the fourth quarter of 2017 also contributed to the increase.

•
Interest expense increased $4.9 million compared to the fourth quarter of 2016. Interest expense increased $3.2 million for deferred financing fee write-offs related to IPO debt paydown, $2.5 million related to interest payments due to counterparties associated with the Company’s derivative cash flow hedges, partially offset by $1.0 million in lower interest expense related to lower principal outstanding under the first lien credit agreement.

•
Income tax benefit increased $44.6 million compared to the fourth quarter of 2016. As a result of the Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017 by the U.S. government, the Company recorded a one-time tax benefit of $43.0 million due to a remeasurement of deferred tax assets and liabilities in the three months ended December 30, 2017. The Company incurred approximately $2.0 million in income tax expense in the fourth quarter of 2017 driven primarily by one-time discrete tax items.

•
Net income was $28.7 million, or $0.39 per diluted share, compared to a net loss of $9.7 million, or $0.17 per diluted share, for the fourth quarter of 2016. This increase in net income was due primarily to the one-time deferred tax benefit, partially offset by an increase in interest expense as well as the monitoring agreement termination fee.

•
Adjusted net loss was $3.0 million compared to $1.7 million for the fourth quarter of 2016. Adjusted net loss for the 2017 period excluded the one-time deferred tax benefit, partially offset by the exclusion of the monitoring agreement termination fee and debt issuance costs. Adjusted net loss was affected by the $2.0 million in additional income tax expense, $1.8 million in increased depreciation and amortization expense, net of tax, and $1.0 million in increased interest expense, net of tax.

•
Adjusted EBITDA increased 19.4% to $25.0 million compared to $21.0 million for the fourth quarter of 2016. Adjusted EBITDA margin increased 20 basis points to 7.8% from 7.6% for the fourth quarter of 2016.

•	Net revenue and adjusted EBITDA results above do not include the $2.4 million net decrease in deferred revenue in the fourth quarter of 2017.

Fiscal 2017 Highlights

•	Net revenue increased 15.0% to $1.38 billion from $1.20 billion for 2016.

•	Comparable store sales growth of 8.4% and adjusted comparable store sales growth of 7.5% were driven by an increase in customer transactions.

•	The Company opened 76 stores, closed six stores and ended the period with 1,013 stores. Overall, store count grew 7.4% from January 1, 2017 to December 30, 2017.

•
Incremental eye exam revenue as a result of changes to the Company’s FirstSight operations required by changes in applicable California law drove a favorable impact of approximately 145 basis points on comparable store sales growth in the legacy segment.

•
Costs applicable to revenue increased 16.9% to $637.0 million from $544.8 million for 2016. As a percentage of net revenue, costs applicable to revenue increased 80 basis points to 46.3% from 45.5% for 2016. This increase, as a percentage of net revenue, was driven by higher wholesale fulfillment mix and higher optometrist costs, as well as a $2.3 million write-off of slow-moving contact lens inventory which had expired or would expire prior to possible sale in the first half of 2017.

•
SG&A increased 14.1% to $597.9 million from $524.2 million for 2016. As a percentage of net revenue, SG&A declined 30 basis points to 43.5% from 43.8% for 2016. This decline, as a percentage of net revenue, was primarily driven by occupancy expense, certain e-commerce partner fees, advertising and corporate overhead, partially offset by the monitoring agreement termination fee paid to KKR and Berkshire in connection with the completion of the Company’s IPO and write-offs of certain managed care receivables.

•
Depreciation and amortization expense increased 17.5% to $61.1 million from $52.0 million for 2016, primarily driven by new store openings and other ongoing capital investment in the Company’s information technology infrastructure, eyeglass laboratories, and distribution centers.

•
Interest expense increased $16.4 million compared to 2016. Interest expense increased $3.2 million due to additional deferred debt cost amortization impacted by the $125 million pay off of the second lien credit agreement, and $8.7 million related to interest payments due to counterparties associated with the Company’s derivative cash flow hedges. The remaining increase of interest expense, net, primarily results from the additional principal outstanding under the first lien credit agreement to fund the February 2, 2017 recapitalization dividend.

•
Income tax benefit increased $51.2 million compared to 2016. As a result of the Tax Act, the Company recorded a one-time tax benefit of $43.0 million due to a remeasurement of deferred tax assets and liabilities in the three months ended December 30, 2017.

•
Net income was $45.8 million, or $0.74 per diluted share, compared to $14.8 million, or $0.26 per diluted share for 2016. The increase in net income was due to the one-time deferred tax benefit, partially offset by the increase in interest expense, as well as a litigation settlement, debt issuance costs, the monitoring agreement termination fee, and non-cash inventory write-offs.

•
Adjusted net income was $33.1 million compared to $33.2 million for 2016. Adjusted net income for the 2017 period excluded the one-time deferred tax benefit, the litigation settlement, management fees including the monitoring agreement termination fee, debt issuance costs, and non-cash inventory write-offs.

•	Adjusted EBITDA increased 15.9% to $159.7 million compared to $137.8 million for 2016. Adjusted EBITDA margin increased 10 basis points to 11.6% from 11.5% for 2016.

•	Net revenue and adjusted EBITDA results above do not include the $6.8 million net increase in deferred revenue in 2017.

Balance Sheet and Cash Flow Highlights as of December 30, 2017

•
The Company’s cash balance was $4.2 million as of December 30, 2017. The Company had no borrowings under its $100 million first lien revolving credit facility, exclusive of letters of credit of $11.2 million.

•
Total debt was $569.2 million as of December 30, 2017, consisting of outstanding first lien term loans. During the quarter, the Company completed its IPO in which it issued 18,170,000 shares of common stock at an IPO price of $22.00 per share. Using proceeds from its IPO, the Company repaid all $125 million outstanding aggregate amount of the Company’s second lien term loans and approximately $235 million of the outstanding amount of the first lien term loans and accrued and unpaid interest thereon.

•	Cash flows from operating activities for 2017 were $90.3 million compared to $97.6 million for 2016.

•	Capital expenditures for 2017 totaled $93.2 million compared to $90.0 million for 2016.

Fiscal 2018 Outlook
The Company is providing the following outlook for the fiscal year ending December 29, 2018:

Fiscal 2018 Outlook
New Stores	~75 New Stores
Adjusted Comparable Store Sales Growth	3 - 5%
Net Revenue	$1.485 - $1.515 billion
Adjusted EBITDA	$172 - $177 million
Adjusted Net Income	$52 - $56 million
Depreciation and Amortization	$72 - $73 million
Interest	$37 - $38 million
Tax Rate	~26.0%
Capital Expenditures	$100 - $105 million

The fiscal 2018 outlook information provided above includes Adjusted EBITDA and Adjusted Net Income guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.

The fiscal 2018 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2018 outlook. The Company uses these forward looking metrics internally to assess and benchmark its results and strategic plans.

Conference Call Details
A conference call to discuss the fourth quarter 2017 financial results is scheduled for today, March 8, 2018, at 11:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 1679439. A live audio webcast of the conference call will be available on the “Investor” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.

A telephone replay will be available shortly after the broadcast through Thursday, March 15, 2018, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 1679439. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with over 1,000 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside Fred Meyer stores and on select military bases, offering a variety of products and services for customers’ eye care needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2018 Outlook” as well as other statements related to our expectations regarding the performance of our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including our ability to open and operate new stores in a timely and cost-effective manner and to successfully enter new markets; our ability to maintain sufficient levels of cash flow from our operations to grow; our ability to recruit and retain vision care professionals for our stores; state, local and federal vision care and healthcare laws and regulations; our relationships with managed vision care companies, vision insurance providers and other third-party payors; our operating relationships with our host and legacy partners; the risk of loss or disruption in our distribution centers and optical laboratories; risks associated with vendors and suppliers from whom our products are sourced; competition in the optical retail industry; risks associated with information technology systems and the security of personal information and payment card data collected by us and our vendors; macroeconomic factors and other factors impacting consumer spending beyond the Company’s control; our growth strategy’s impact on our existing resources and performance of our existing stores; our ability to retain senior management and attract new personnel; our ability to manage costs; the success of our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space; product liability, product recall or personal injury issues; risks associated with managed vision care laws and regulations; our increasing reliance on third-party coverage and reimbursement; issues regarding inventory management; risks related to our e-commerce business; seasonal fluctuations in our business; technological advances that may reduce demand for our products; we may incur losses arising from our investments in technological innovators in the optical retail industry; legal regulatory risks, including adverse judgments or settlements from legal proceedings; our ability to protect our intellectual property; the impact our leverage has on our ability to raise additional capital to fund our operations; our credit agreement contains restrictions that limit our flexibility in operating our business; risks related to our debt agreements; our ability to comply with requirements to design and implement and maintain effective internal controls; and risks related to being a controlled company. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin” and “Adjusted Net Income.” We believe EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.

EBITDA: We define EBITDA as net income, plus interest expense, income tax provision and depreciation and amortization.

Adjusted EBITDA: We define Adjusted EBITDA as EBITDA, further adjusted to exclude stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement and other expenses.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue.

Adjusted Net Income: We define Adjusted Net Income as net income, plus stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement, amortization of acquisition intangibles and deferred financing costs and other expenses, tax legislation adjustment, less the tax effect of these adjustments.

Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation in their 13th full month; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are ignored when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 30, 2017 and December 31, 2016
In Thousands, Except Par Value

ASSETS	As of December 30, 2017	As of December 31, 2016
Current assets:
Cash and cash equivalents	$4,208	$4,945
Accounts receivable, net	43,193	34,370
Inventories	91,151	87,064
Prepaid expenses and other current assets	23,925	20,880
Total current assets	162,477	147,259

Property and equipment, net	304,132	256,414
Other assets:
Goodwill	792,744	793,229
Trademarks and trade names	240,547	240,547
Other intangible assets, net	72,903	81,338
Other assets	10,988	12,330
Total non-current assets	1,421,314	1,383,858
Total assets	$1,583,791	$1,531,117
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,708	$39,400
Other payables and accrued expenses	77,611	69,402
Unearned revenue	27,739	25,600
Deferred revenue	62,993	57,996
Current maturities of long-term debt	7,258	7,285
Total current liabilities	211,309	199,683

Long-term debt, less current portion and debt discount	561,980	738,340
Other non-current liabilities:
Deferred revenue	31,222	29,432
Other liabilities	46,044	50,497
Deferred income taxes, net	73,648	111,278
Total other non-current liabilities	150,914	191,207
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 74,654 and 56,202 shares issued and outstanding as of December 30, 2017 and December 31, 2016, respectively	746	562
Additional paid-in capital	631,798	424,789
Accumulated other comprehensive loss	(9,868)	(14,556)
Retained earnings (accumulated deficit)	37,145	(8,675)
Treasury stock, at cost; 28 shares as of December 30, 2017 and December 31, 2016	(233)	(233)
Total stockholders’ equity	659,588	401,887
Total liabilities and stockholders’ equity	$1,583,791	$1,531,117

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Three Months and Years Ended December 30, 2017 and December 31, 2016
In Thousands, Except Earnings Per Share

	Three Months Ended December 30, 2017 (Unaudited)	Three Months Ended December 31, 2016 (Unaudited)	Fiscal Year 2017	Fiscal Year 2016
Revenue:
Net product sales	$262,121	$224,166	$1,129,313	$980,953
Net sales of services and plans	59,698	52,948	245,995	215,242
Total net revenue	321,819	277,114	1,375,308	1,196,195
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	106,979	90,949	456,078	390,369
Services and plans	45,414	39,379	180,888	154,412
Total costs applicable to revenue	152,393	130,328	636,966	544,781
Operating expenses:
Selling, general and administrative expenses	152,210	128,853	597,924	524,238
Depreciation and amortization	16,711	13,756	61,115	51,993
Asset impairment	3,117	7,080	4,117	7,132
Litigation settlement	—	—	7,000	—
Other expense, net	206	450	950	1,667
Total operating expenses	172,244	150,139	671,106	585,030
(Loss) earnings from operations	(2,818)	(3,353)	67,236	66,384
Interest expense, net	14,571	9,715	55,536	39,092
Debt issuance costs	1,825	—	4,527	—
(Loss) earnings before income taxes	(19,214)	(13,068)	7,173	27,292
Income tax (benefit) provision	(47,914)	(3,359)	(38,647)	12,534
Net income (loss)	$28,700	$(9,709)	$45,820	$14,758

Earnings (loss) per share:
Basic	$0.41	$(0.17)	$0.77	$0.26
Diluted	$0.39	$(0.17)	$0.74	$0.26
Weighted average shares outstanding:
Basic	70,454	56,210	59,895	56,185
Diluted	73,256	56,210	62,035	57,001

Comprehensive income (loss):
Net income (loss)	$28,700	$(9,709)	$45,820	$14,758
Change in unrealized gain (loss) on hedge instruments	5,437	8,129	7,613	(5,116)
Tax (provision) benefit of change in unrealized gain (loss) on hedge instruments	(2,102)	(3,375)	(2,925)	1,844
Comprehensive income (loss)	$32,035	$(4,955)	$50,508	$11,486

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 30, 2017, December 31, 2016, and January 2, 2016
In Thousands

	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2015
Cash flows from operating activities:
Net income	$45,820	$14,758	$3,617
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property and equipment	52,680	42,804	34,859
Amortization of intangible assets	8,435	9,189	9,210
Amortization of loan costs	7,078	3,906	3,816
Asset impairment	4,117	7,132	7,716
Deferred income tax (benefit) expense	(39,734)	11,181	1,528
Non-cash stock option compensation	5,152	4,293	6,635
Non-cash inventory adjustments	5,496	1,728	2,056
Bad debt expense	8,035	4,052	3,816
Debt issuance costs	4,527	—	2,551
Other	1,188	1,028	25
Changes in operating assets and liabilities:
Accounts receivable, net	(16,858)	(9,075)	(6,851)
Inventories	(9,583)	(13,827)	(10,664)
Other assets	(2,075)	(4,153)	(4,563)
Accounts payable	(3,692)	5,616	(82)
Deferred revenue	6,787	9,550	13,678
Other liabilities	12,879	9,406	15,784
Net cash provided by operating activities	90,252	97,588	83,131
Cash flows from investing activities:
Purchase of property and equipment	(93,219)	(90,026)	(77,157)
Purchase of investments	(1,500)	(1,000)	(2,850)
Other	(108)	(638)	(44)
Net cash used for investing activities	(94,827)	(91,664)	(80,051)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	174,924	—	148,185
Proceeds from issuance of common stock	371,932	—	110
Proceeds from exercise of stock options	1,092	915	1,762
Principal payments on long-term debt	(367,660)	(6,515)	(6,136)
Debt issuance costs	(4,527)	—	(2,551)
Dividend to stockholders	(170,983)	—	(145,667)
Other	(940)	(974)	(20)
Net cash provided by (used for) financing activities	3,838	(6,574)	(4,317)
Net change in cash and cash equivalents	(737)	(650)	(1,237)
Cash and cash equivalents, beginning of year	4,945	5,595	6,832
Cash and cash equivalents, end of year	$4,208	$4,945	$5,595

Supplemental cash flow information ($000’s):
Cash paid for interest	47,090	34,873	33,386
Cash paid (received) for taxes	2,647	(415)	365
Property and equipment accrued at the end of the period	10,782	9,202	5,956
Fixed assets acquired under capital lease obligations	10,117	1,004	1,073
Non-cash issuance of common shares	—	157	—
Non-cash repurchase of common shares	—	(188)	—

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Reconciliation of Net Income to EBITDA, Adjusted EBITDA, and Adjusted Net Income
For the Three Months and Fiscal Years Ended December 30, 2017 and December 31, 2016
In Thousands
(Unaudited)

	Three Months Ended December 30, 2017		Three Months Ended December 31, 2016		Fiscal Year 2017		Fiscal Year 2016
Net income (loss)	$28,700	8.9%	$(9,709)	(3.5)%	$45,820	3.3%	$14,758	1.2%
Interest expense	14,571	4.5%	9,715	3.5%	55,536	4.0%	39,092	3.3%
Income tax (benefit) provision	(47,914)	(14.9)%	(3,359)	(1.2)%	(38,647)	(2.8)%	12,534	1.0%
Depreciation and amortization	16,711	5.2%	13,756	5.0%	61,115	4.4%	51,993	4.3%
EBITDA	12,068	3.8%	10,403	3.8%	123,824	9.0%	118,377	9.9%

Stock compensation expense (a)	2,012	0.6%	985	0.4%	5,152	0.4%	4,293	0.4%
Debt issuance costs (b)	1,825	0.6%	—	—%	4,527	0.3%	—	—%
Asset impairment (c)	3,117	1.0%	7,080	2.6%	4,117	0.3%	7,132	0.6%
Non-cash inventory write-offs (d)	—	—%	—	—%	2,271	0.2%	—	—%
Management fees (e)	4,418	1.4%	311	0.1%	5,263	0.4%	1,126	0.1%
New store pre-opening expenses (f)	635	0.2%	311	0.1%	2,531	0.2%	1,983	0.2%
Non-cash rent (g)	77	—%	239	0.1%	1,112	0.1%	1,343	0.1%
Litigation settlement (h)	—	—%	—	—%	7,000	0.5%	—	—%
Other (i)	883	0.3%	1,642	0.6%	3,924	0.3%	3,520	0.3%
Adjusted EBITDA/ Adjusted EBITDA Margin	$25,035	7.8%	$20,971	7.6%	$159,721	11.6%	$137,774	11.5%
Note: Percentages reflect line item as a percentage of net revenue

	Three Months Ended December 30, 2017	Three Months Ended December 31, 2016	Fiscal Year 2017	Fiscal Year 2016
Net income (loss)	$28,700	$(9,709)	$45,820	$14,758
Stock compensation expense (a)	2,012	985	5,152	4,293
Debt issuance costs (b)	1,825	—	4,527	—
Asset impairment (c)	3,117	7,080	4,117	7,132
Non-cash inventory write-offs (d)	—	—	2,271	—
Management fees (e)	4,418	311	5,263	1,126
New store pre-opening expenses (f)	635	311	2,531	1,983
Non-cash rent (g)	77	239	1,112	1,343
Litigation settlement (h)	—	—	7,000	—
Other (i)	883	1,642	3,924	3,520
Amortization of acquisition intangibles and deferred financing costs (j)	5,853	2,811	14,481	11,311
Tax legislation adjustment (k)	(42,965)	—	(42,965)	—
Tax effect of total adjustments (l)	(7,529)	(5,352)	(20,152)	(12,283)
Adjusted Net (Loss) Income	$(2,974)	$(1,682)	$33,081	$33,183

(a)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards.

(b)
Includes $1.8 million of fees associated with the refinancing of our first line credit agreement during the fourth quarter of fiscal year 2017 and $2.7 million of fees associated with the borrowing of $175.0 million in additional principal under our first lien credit agreement during the first quarter of fiscal year 2017.

(c)
Non-cash write-downs of capitalized software and property and equipment for the three months ended December 30, 2017 and non-cash charges related to a complete write-off of a cost-based investment during fiscal year 2017. Non-cash charges related to impairment of long-lived assets, primarily goodwill in our wholly-owned Arlington Contact Lens Service, Inc. subsidiary during three months ended December 31, 2016 and fiscal year 2016.

(d)	Write-offs of inventory relating to the expiration of a specific type of contact lenses that could not be sold and required disposal.

(e)
Management fees paid to Sponsors in accordance with our monitoring agreement with them in fiscal year 2017 including management termination fees paid in connection with the IPO during three months ended December 30, 2017.

(f)
Pre-opening expenses, which include marketing and advertising, labor and occupancy expenses incurred prior to opening a new store, are generally higher than comparable expenses incurred once such store is open and generating revenue. We believe that such higher pre-opening expenses are specific in nature and amount to opening a new store and as such, are not indicative of ongoing core operating performance. We adjust for these costs to facilitate comparisons of store operating performance from period to period. Pre-opening costs are permitted exclusions in our calculation of Adjusted EBITDA pursuant to the terms of our existing credit agreement.

(g)
Consists of the non-cash portion of rent expense, which reflects the extent to which our straight-line rent expense recognized under GAAP exceeds or is less than our cash rent payments. The adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth in recent years. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized under GAAP is typically less than our cash rent payments.

(h)	Amounts accrued related to settlement of litigation.

(i)
Other adjustments include amounts that management believes are not representative of our operating performance, including our share of losses on equity method investments of $0.3 million, $0.4 million, $1.0 million and $1.4 million for the three months ended December 30, 2017 and December 31, 2016 and fiscal years 2017 and 2016, respectively; the amortization impact of adjustments related to the acquisition of the Company by affiliates of KKR in March 2014 (the "KKR Acquisition") (e.g., fair value of leasehold interests) of $(0.1) million, $(0.1) million, $(0.3) million and $(0.7) million for the three months ended December 30, 2017 and December 31, 2016 and fiscal years 2017 and 2016, respectively, related to prior acquisitions; expenses related to preparation for being an SEC registrant that were not directly attributable to the IPO and therefore not charged to equity of $1.1 million, $1.8 million and $2.0 million for the three months ended December 31, 2016 and fiscal years 2017 and 2016, respectively; differences between the timing of expense versus cash payments related to contributions to charitable organizations of $(0.3) million for three months ended December 30, 2017 and December 31, 2016, and $(1.0) million during fiscal years 2017 and 2016; costs of severance and relocation of $0.4 million, $0.2 million, $1.4 million, and $1.1 million for the three months ended December 30, 2017 and December 31, 2016 and fiscal years 2017 and 2016 respectively; non-cash write-down of property and equipment of $0.4 million, $0.2 million, $0.4 million and $0.2 million for for the three months ended December 30, 2017 and December 31, 2016 and fiscal years 2017 and 2016, respectively; and other expenses and adjustments totaling $0.1 million, $0.1 million, $0.6 million, and $0.6 million for the three months ended December 30, 2017 and December 31, 2016 and fiscal years 2017 and 2016, respectively.

(j)
Amortization of the increase in carrying values of definite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition of $1.9 million for the three months ended December 30, 2017 and December 31, 2016 and $7.4 million for fiscal years 2017 and 2016; and 2) Amortization of debt discounts associated with the March 2014 term loan borrowings in connection with the KKR Acquisition and, to a lesser extent, amortization of debt discounts associated with the May 2015 and February 2017 incremental first lien term loans and the November 2017 first lien term loan refinancing, aggregating to $4.0 million, $1.0 million, $7.1 million and $3.9 million for the three months ended December 30, 2017 and December 31, 2016, and fiscal years 2017 and 2016, respectively.

(k)	The adjustment represents re-measuring and reassessing the net realizability of our deferred tax assets and liabilities related to the Tax Act during fiscal year 2017.

(l)	Income tax effect of the total adjustments at our estimated effective tax rate.

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
For the Three Months and Fiscal Years Ended December 30, 2017 and December 31, 2016
(Unaudited)

	Comparable store sales growth (a)
	Three Months Ended December 30, 2017	Three Months Ended December 31, 2016	Fiscal Year 2017	Fiscal Year 2016	2018 Outlook
Owned & host segment
America’s Best	11.8%	10.4%	10.1%	9.5%
Eyeglass World	11.7%	6.8%	6.5%	4.5%
Military	2.6%	(8.6)%	(6.4)%	1.6%
Fred Meyer	10.0%	(2.6)%	0.6%	(1.7)%
Legacy segment	5.5%	(0.5)%	1.0%	(2.2)%

Total comparable store sales growth	11.5%	7.0%	8.4%	6.9%	3.5 - 5.5%
Adjusted comparable store sales growth(b)	10.4%	7.0%	7.5%	6.1%	3 - 5%

(a)
Total comparable store sales calculated based on consolidated net revenue excluding the impact of (i) corporate/other segment net revenue, (ii) sales from stores opened less than 12 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year. Comparable store sales growth for America's Best, Eyeglass World, Military, and Fred Meyer is calculated based on cash basis revenues consistent with what the Chief Operating Decision Maker reviews, and consistent with reportable segment revenues presented in Note 14. "Segment Reporting" in our consolidated financial statements, with the exception of the legacy segment, which is adjusted as noted in (b) (ii) below.

(b)
There are two differences between total comparable store sales growth based on consolidated net revenue and adjusted comparable store sales growth: (i) adjusted comparable store sales growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in a decrease of 1.0% and an increase of 0.3% from total comparable store sales growth based on consolidated net revenue for the three months ended December 30, 2017 and December 31, 2016, respectively, and a decrease of 0.7% and 0.4% from total comparable store sales growth based on consolidated net revenue for fiscal year 2017 and fiscal year 2016, respectively, (ii) adjusted comparable store sales growth includes retail sales to the legacy partner’s customers (rather than the revenues recognized consistent with the management and services agreement), resulting in a decrease of 0.1% and 0.2% from total comparable store sales growth based on consolidated net revenue for the three months ended December 30, 2017 and December 31, 2016, respectively, and a decrease of 0.2% and 0.4% from total comparable store sales growth based on consolidated net revenue for fiscal year 2017 and fiscal year 2016, respectively, and (iii) with respect to the Company's 2018 Outlook, adjusted comparable store sales growth includes an estimated 0.5% impact for the effect of deferred and unearned income as if such revenues were earned at the point of sale and retail sales to the legacy partner's customers (rather than the revenues recognized consistent with the management and services agreement).

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Kristina Gross, Director of Communications
(470) 448-2355
Kristina.gross@nationalvision.com